Exhibit 5.1

las vegas office

LAS VEGAS OFFICE	RENO OFFICE
3800 Howard Hughes Parkway	5585 Kietzke Lane
Seventh Floor	Reno, NV 89511
Las Vegas, NV 89169	Tel: 775.852.3900
Tel: 702.792.7000	Fax: 775.852.3982
Fax: 702.796.7181

SUMMERLIN OFFICE	CARSON CITY OFFICE
3425 Cliff Shadows Parkway	510 W. Fourth Street
Suite 150	Carson City, NV 89703
Las Vegas, NV 89129	Tel: 775.882.1311
Tel: 702.693.4260	Fax: 775.882.0257
Fax: 702.939.8457

October 25, 2007
Gran Tierra Energy, Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta T2R 0B2
Canada

Re:	Gran Tierra Energy, Inc.
Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as special Nevada counsel for Gran Tierra Energy, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission covering the resale of up to 3,784,126 outstanding shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), 14,707,935 shares of the Company’s Common Stock issuable upon exchange of exchangeable shares of Gran Tierra Goldstrike, Inc., an indirect subsidiary of Grant Tierra Energy, Inc. (the “Exchangeable Shares”), and 2,825,059 shares of Common Stock issuable upon the exercise of warrants (the “Warrant Shares”), to be sold by the selling stockholders identified in the Registration Statement.
We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed that a sufficient number of shares of Common Stock were authorized and available for the issuance of the Shares, Exchangeable Shares and the Warrant Shares. With respect to matters of fact relevant to our opinion, we have relied upon representations made by the Company in documents examined by us and representations of the Company’s officers. The foregoing opinion is limited to the Nevada Revised Statutes of the State of Nevada.
Based on such examination and subject to the limitations hereinabove provided, we are of the opinion that, under the laws of the State of Nevada and under the Company’s articles of incorporation and the Company’s bylaws, the Company had, or will have in the case of the Warrant Shares and Exchangeable Shares the full power and authority to issue the Shares, Exchangeable Shares, and Warrant Shares and that such Shares, Exchangeable Shares, and Warrant Shares are, or will be in the case of the Exchangeable Shares and Warrant Shares, subject to compliance with the terms of the applicable warrant, validly authorized, legally issued, fully paid and non-assessable.

Gran Tierra Energy, Inc. October 25, 2007 Page 2
We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement and to the use of our firm name under the caption “Legal Matters” in the Registration Statement. It is understood that this opinion is to be used only in connection with the offer and resale of the Shares, Exchangeable Shares and Warrant Shares while the Registration Statement is in effect.

Very truly yours, /s/ Kummer Kaempfer KUMMER KAEMPFER BONNER RENSHAW & FERRARIO